Exhibit 99.1
For Immediate Release:
FELCOR ANNOUNCES COMPLETION OF
TENDER OFFERS FOR ITS SENIOR FLOATING RATE
NOTES DUE 2011 AND 7 5/8% SENIOR NOTES DUE 2007
     IRVING, Texas...November 15, 2006 — FelCor Lodging Trust Incorporated (NYSE: FCH), one of the nation’s largest lodging real estate investment trusts (REITs), and its subsidiary, FelCor Lodging Limited Partnership (FelCor LP), today reported the completion of its previously announced tender offers for all of its $290 million aggregate principal amount of senior floating rate notes due 2011 (Cusip No. 31430QAS6), and all of its $125 million aggregate principal amount of 7 5/8% senior notes due 2007 (Cusip No. 313917AF3). Through November 14, 2006, when the tender offers expired, FelCor LP had received tenders for $262.5 million of the floating rate notes, or approximately 91% of the notes outstanding at the commencement of the tender offer. The remaining outstanding floating rate notes have been called for redemption by FelCor LP on December 1, 2006, pursuant to a notice of redemption previously issued on October 31. 2006. Also, through November 14, 2006, FelCor LP received tenders for $114.3 million of the 7 5/8% notes, or approximately 91% of the notes outstanding at the commencement of the tender offer. All of the tendered floating rate notes and 7 5/8% notes have been accepted by FelCor LP and purchased.
     Merrill Lynch & Co. acted as Dealer Manager and Solicitation Agent for the tender offers. Questions concerning the tender offers may be directed to Merrill Lynch & Co. at (212) 449-4914 (collect) or (888) 654-8637 (toll free).
     FelCor is the nation’s largest owner of upscale, all-suite hotels. FelCor’s consolidated portfolio is comprised of 104 hotels, located in 27 states and Canada. FelCor owns 65 upper upscale, all-suite hotels, and is the largest owner of Embassy Suites Hotels® and Doubletree Guest Suites® hotels. FelCor’s hotels are flagged under global brands such as Embassy Suites Hotels, Doubletree®, Hilton®, Sheraton®, Westin® and Holiday Inn®. FelCor has a current market capitalization of approximately $3.3 billion.
     With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. Certain of these risks and uncertainties are described in our filings with the Securities and Exchange Commission. Although we believe our current expectations are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Contact:
Stephen A. Schafer, Vice President of Investor Relations	(972) 444-4912	sschafer@felcor.com
Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com
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